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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption 'Experts' in the First Amendment to the Registration Statement on Form S-11 and the related Preliminary Official Statement and Prospectus for the Offering of the Undivided Interests in the Loan Agreement between Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority and El Conquistador Partnership L.P. and to the use of our reports: (a) dated June 12, 1998 (except for the third, fourth, sixth and seventh paragraphs of Note 14, as to which the dates are July 13, August 3, September 21, and November 3, 1998, respectively) with respect to the Financial Statements of El Conquistador Partnership L.P.; (b) dated June 11, 1998 (except for the second, third, fifth and sixth paragraphs of Note 7, as to which the dates are July 13, August 3, September 21, and November 3, 1998, respectively) with respect to the Balance Sheet of WKA El Con Associates; and (c) dated October 2, 1998 (except for the fourth paragraph of Note 5, as to which the date is November 3, 1998) with respect to the Balance Sheet of WHG El Con Corp; all of which are included in the First Amendment to the Registration Statement on Form S-11 and the related Preliminary Official Statement and Prospectus of El Conquistador Partnership L.P., to be filed with the Securities and Exchange Commission on or about December 29, 1998.

                                          ERNST & YOUNG LLP

San Juan, Puerto Rico
December 29, 1998


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